Exhibit 99.1

For Immediate Release:

COMPETITIVE TECHNOLOGIES REPORTS PROFITS FOR FIRST HALF FISCAL
2004

Fairfield, CT - (March 16, 2004) - Competitive Technologies, Inc.
(AMEX: CTT) today announced profitable results for the three and six months ended January 31, 2004.

CTT's net income for first half of fiscal 2004 was $0.4 million, compared with the net loss for first half of fiscal 2003 of $0.6 million, an improvement of $1.0 million. The first half of fiscal 2003 would have shown a net loss of $2.2 million excluding a one-time accounts payable reversal of $1.6 million for patent litigation fees. The net income of $0.1 million for second quarter of fiscal 2004 compared to a loss of $1.4 million in second quarter of fiscal 2003 which was primarily due to an impairment charge of $0.9 million related to an investment in NTRU Cryptosystems, Inc.

Revenues for first half of fiscal 2004 increased 84% to $2.2 million compared with $1.2 million for the first half of fiscal 2003. Revenues for the second quarter of fiscal 2004 increased 14% to $0.9 million from $0.8 million in the second quarter of fiscal 2003. Revenues for the first half of fiscal 2004 include $1.2 million from sales of portions of CTT's potential award in the Materna lawsuit and royalties of $0.7 million from the homocysteine assay and Ethyol(TM) technologies.

"CTT is making significant progress towards our business plan objective of profitability for 2004," said John B. Nano, CTT's President and CEO. "We are continually taking actions to improve our results. In addition to reducing operating expenses, we are aggressively pursuing new license agreements, deferring payment of certain liabilities, structuring payment obligations contingent upon revenues, selling portions of our share of the potential Materna award, and collecting amounts previously considered uncollectable. Subject to SEC approval of our registration statement, CTT entered into an agreement for up to $5 million of flexible equity financing from Fusion Capital Fund II, LLC to provide additional working capital, if needed, to continue to implement our plan for profitable growth."

Mr. Nano continued, "CTT's new business development team is aggressively marketing and growing our portfolio of innovative technologies. The MPEG-4 patented technology from our client, Lehigh University, has recently been deemed essential for incorporation into the MPEG-4 Visual Patent License Program. This technology should have significant positive impact on our future revenue stream. We expect MPEG-4 royalties to accrue to CTT beginning in April 2004. The new team is marketing a broad range of highly desirable technologies including nanotechnology bone biomaterial, an anti-cancer/anti-angiogenic compound, wound sealant, an enterovirus assay, language-mastering software, silicon carbide wafer testing, fuel additives, specialty chemicals, pollution abatement, insulated concrete forms and automotive safety sensors. We are creating solid relationships with customers and clients, forming strategic alliances, expanding the scope of our portfolio to satisfy commercial needs and successfully strengthening shareholder value."

About Competitive Technologies, Inc.
Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders.
Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:    Johnnie D. Johnson, Strategic IR, Inc.
                         E-mail: jdjohnson@strategic-ir.com
                         Tel. (212) 754-6565
                         Fax (212) 754-4333
                         E-mail: ctt@competitivetech.net




                 COMPETITIVE TECHNOLOGIES, INC.
                        AND SUBSIDIARIES

                     FIRST HALF FISCAL 2004

          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
 (dollars in thousands, except per share amounts)   (unaudited)

                          Second Quarter Ended,      Six Months Ended
                                January 31,             January 31,
                              2004       2003         2004       2003

Revenue                   $    948    $    833    $  2,235   $  1,215

Operating expenses             973       1,305       1,991      2,504
Reversal of accounts
  payable exchanged for
  contingent note payable       --          --          --     (1,583)
Total operating                973       1,305       1,991        921
  expenses, net(a)

Operating income (loss)(a)$    (25)   $   (472)   $    244   $    294

Other income (expense)(b) $     86    $   (944)   $    160   $   (944)

Net income (loss) (a)     $     64    $ (1,410)   $    410   $   (631)

Net income (loss) per
share:
  Basic and diluted (a)   $   0.01    $  (0.23)   $   0.07   $  (0.10)

Weighted average number of
  common shares outstanding:
    Basic (000)              6,208       6,174       6,204      6,166
    Diluted (000)            6,399       6,174       6,300      6,166


                                                      At        At
                                                  January 31, July 31,
                                                    2004       2003
Other Financial Data
  Cash and cash equivalents                       $  1,497   $  1,405

  Total assets                                    $  2,823   $  2,952

  Total liabilities                               $  1,086   $  1,783

  Shareholders' equity                            $  1,737   $  1,169


   (a) Excluding fiscal 2003's October 31, 2002 accounts payable reversal of $1,583 for patent litigation fees, six months ended January 31, 2003 amounts would have been: Total operating expenses $2,504, Operating loss $(1,289), Net loss $(2,214), and Net loss per share $(0.36).

   (b) Impairment charge for the six months ended January 31, 2003 of $(944) related to investment in NTRU Cryptosystems, Inc.